Calculation of Filing Fee Tables
S-8
James River Group Holdings, Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, $0.0002 Par Value per Share	Other	225,000	$ 5.13	$ 1,154,250.00	0.0001381	$ 159.40
Total Offering Amounts:						$ 1,154,250.00		$ 159.40
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 159.40
Offering Note
[1]	Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Shares, as reported on the NASDAQ Global Select Market on October 31, 2025. This Registration Statement covers 225,000 common shares, par value $0.0002 per share (the Common Shares) of James River Group Holdings, Ltd., reserved for issuance under the James River Group Holdings, Ltd. 2014 Non-Employee Director Incentive Plan, as amended (the Plan). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement shall also cover an indeterminate number of Common Shares that may be offered or issued under the Plan as a result of future stock splits, stock dividends or similar transactions effected that result in an increase to the number of outstanding Common Shares.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A